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SCHEDULE 14A INFORMATION

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ANALYSTS INTERNATIONAL CORPORATION
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ANALYSTS INTERNATIONAL

2003

Annual Meeting of Shareholders

Notice of Annual Meeting
and Proxy Statement

Our 2002 Annual Report is enclosed.

Your vote is important. You can vote in person at the meeting. If you are unable to attend, you can vote by Internet, telephone or proxy card. See "Voting at the Meeting" on page 16 for details.

3601 West 76th Street
Edina MN 55435

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	3:00 p.m. on Wednesday, May 28, 2003
Place	Edina Country Club 5100 Wooddale Avenue Edina, Minnesota 55424
Items of Business	1.	To elect nine members to the Board of Directors.
	2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors to examine the Company's accounts for the year ending January 3, 2004.
	3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.
Record Date	You can vote if you were a shareholder of record on April 2, 2003.

Colleen M. Davenport
Secretary
April 16, 2003
(approximate date of mailing)

PROPOSAL NUMBER ONE

Election of Directors for a Term of One Year

Nominees

The Board proposes the election of the following persons as directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend.

John D. Bamberger, 47,
is the Company's Executive Vice President and Chief Operating Officer. He has served in that capacity since February 2002 and served as the Company's Senior Vice President of Sales and Operations from November 2000 until February 2002. Prior to November 2000, he was the CEO of SequoiaNET.com, Inc., which the Company acquired in April 2000. For more than five years prior to April 2000 he was the CEO of SequoiaNET.com. He has been a director since February 2002.

Krzysztof K. Burhardt, 60,
is a partner at Clotho & Associates, a firm specializing in the identification of technical and business ventures. Prior to joining Clotho & Associates, Mr. Burhardt was Vice President Technology at Honeywell International from June 1999 to August 2000 and Vice President, Honeywell Technology Center, at Honeywell, Inc. from May 1998 to June 1999. From 1995 to 1998, he was Vice President and Chief Technology Officer at Imation Corporation. He has been a director since December 2002 when he was appointed by the Board.

Willis K. Drake, 79,
is retired Chairman of the Board of Data Card Corporation, a manufacturer of embossing and encoding equipment. Mr. Drake is also a director of Unimax Systems Corporation and Riede Systems. Mr. Drake became an Analysts International director in 1982. He is a member of the Compensation and Nomination/Governance Committees.

Michael B. Esstman, 56,
is retired Senior Vice President, GTE International Telecom Services, GTE Corporation. Prior to serving as Senior Vice President at GTE, Mr. Esstman was Executive Vice President, Customer Segments, GTE Domestic Telephone Operations from 1995 to 1997. He has been a director since December 2002 when he was appointed by the Board.

Frederick W. Lang, 78,
is the Company's Chairman of the Board. From 1966 to May 2002, he served as the Company's President and Chief Executive Officer and then as Chairman and Chief Executive Officer. He has been a director since 1966.

Michael J. LaVelle, 63,
is the Company's President and Chief Executive Officer. He has been employed by the Company since 1989. He served as the Company's Southern Region Vice President and Senior Vice President of Operations and President and Chief Operating Officer prior to being named President and Chief Executive Officer in 2002. Mr. LaVelle has been a director since 2000. He is the only employee member of the Nomination/Governance Committee.

Margaret A. Loftus, 58,
is a principal in Loftus Brown-Wescott, Inc., business consultants, and also served as Vice President-Software for Cray Research, Inc. She is a director of Datalink Corporation and is Board Chair of Unimax Systems Corporation. Ms. Loftus has been an Analysts International director since 1993. She is a member of the Audit and Nomination/Governance Committees.

Edward M. Mahoney, 73,
is retired Chairman and Chief Executive Officer of Fortis Advisers, Inc., an investment advisor, and Fortis Investors, Inc., a broker-dealer. He is also a former director of the eleven Fortis mutual fund companies managed by Fortis Advisers,  Inc. Mr. Mahoney has been an Analysts International director since 1980. He is Chairman of the Compensation and Audit Committees and is a member of the Nomination/Governance Committee.

Robb L. Prince, 61,
is a financial consultant and former Vice President and Treasurer of Jostens Inc., a school products and recognition company. He is also a former director of the eleven mutual fund companies managed by Fortis Advisers, Inc. and Fortis Securities, a closed-end securities fund. Mr. Prince became an Analysts International director in 1994. He is Chairman of the Nomination/Governance Committee and a member of the Audit Committee.

Board Committees and Compensation

The three standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nomination/Governance Committee.

Audit Committee

  Audit Committee Duties

The Audit Committee is comprised of three non-employee directors who are "independent" as required by the National Association of Securities Dealers. It held 3 meetings during the fiscal year, and Committee members consulted with one another on Committee matters between meetings. The Committee's purpose is to oversee the Company's accounting and financial reporting policies and practices and to assist the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities. Its responsibilities include selecting the Company's independent certified public accountants, reviewing and approving the scope of the annual audit as proposed by the independent certified public accountants, reviewing the results of the annual audit and quarterly reviews conducted by the independent certified public accountants, reviewing and pre-approving any non-audit services to be rendered by the Company's independent certified public accountants, overseeing the creation and maintenance of a system for anonymous reporting of accounting irregularities, and considering recommendations of the independent certified public accountants regarding the Company's system of internal accounting controls and financial reporting. The Company's independent certified public accountants always have direct access to Audit Committee members. This Proxy Statement provides further information about the Audit Committee under the caption "Report of the Audit Committee."

A copy of the Audit Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of the Audit Committee in overseeing the Company's financial reporting process, is attached to this Proxy Statement as Appendix A.

  Audit Committee Financial Expert

The Board of Directors has determined that Robb L. Prince is an "audit committee financial expert" as defined by the Securities and Exchange Commission. He served as Vice President and Treasurer of Jostens, Inc. from 1982 to 1995, during which time Jostens was publicly traded on the New York Stock Exchange. Mr. Prince also served as a member of the Audit Committee of the Fortis Companies, a New York Stock Exchange Company, for approximately 10 years. For approximately three of those years, he served as chair of the Fortis Companies' audit committee.

The Board based its determination on the following additional factors. As Vice President and Treasurer at Jostens, Mr. Prince was responsible for Jostens' accounting function for approximately seven years and the company's internal audit function for approximately three years. His responsibilities in overseeing the accounting and internal audit functions required an understanding of generally accepted accounting principles and financial statements and the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves.

Mr. Prince's duties at Jostens required him to analyze and evaluate financial statements and to supervise one or more people in the preparation, audit, analysis or evaluation of financial statements. The Board of Directors also has concluded that the complexity of the accounting issues raised by Mr. Prince's duties at Jostens presented a breadth and level of complexity generally comparable to those raised by Analysts International's financial statements. In overseeing the internal audit function at Jostens, Mr. Prince gained an understanding of internal controls and procedures for financial reporting. Finally, Mr. Prince's lengthy service as a member of the audit committee at Fortis Companies, and his tenure as chair of the committee, provided him with experience and an understanding of audit committee functions.

Compensation Committee

The Compensation Committee, which also is comprised entirely of non-employee directors, held 1 meeting, took action on stock option grants at regular board meetings, and twice during the fiscal year took action without meeting. Committee members also consulted with one another on Committee matters during the year. The Committee's purpose is to monitor management compensation for consistency with corporate objectives and shareholders' interests. It approves the annual salaries and incentive plans for executive officers, monitors and administers retirement plans for executive officers, grants options under the Company's employee stock option plans, and oversees and monitors compensation plans for other key management positions.

Nomination/Governance Committee

The Nomination/Governance Committee, established in August 2002, is comprised of four non-employee directors and the Company's CEO. The Committee held two meetings during the fiscal year. The Committee members also consulted with one another on Committee matters between meetings. The Committee's purpose is to establish qualifications for membership on the Board of Directors and to screen and recommend qualified prospective new members to the full Board as necessary. The Committee also is charged with identifying and recommending corporate governance standards to the full Board.

Board Meetings and Fees

During the fiscal year, there were 8 meetings of the Board of Directors. Combined attendance of incumbent directors at meetings of the Board of Directors and of standing committees exceeded 97%.

Non-employee directors each received a quarterly fee of $4,500 and fees of $900 for each Board of Directors meeting attended and $700 for each committee meeting attended. In addition, such directors were each granted an option for 6,000 shares of common stock of the Company at an exercise price of $4.35 per share on January 3, 2002 pursuant to the 1996 Stock Option Plan for Non-Employee Directors. Under that plan, each outside director receives an annual grant of options to purchase 6,000 shares of Analysts International common stock. The exercise price of the options is the fair market value of Analysts International common stock on the date of grant. Each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the Plan) or death of an outside director, all options granted to such director are immediately exercisable.

Ownership of Company Common Shares by Management

The following table shows shares of Analysts International common stock beneficially owned by the Company's directors and executive officers as of April 2, 2003:

Name	Common Shares Owned(1)	Acquirable Within 60 Days(2)	Total Ownership
John D. Bamberger	548,344	81,000	629,344
Krzysztof K. Burhardt	-0-	-0-	-0-
Willis K. Drake	10,006	27,000	37,006
Michael B. Esstman(3)	3,000	-0-	3,000
Frederick W. Lang(3)	411,188	-0-	411,188
Michael J. LaVelle	44,271	106,424	150,695
Margaret A. Loftus	6,085	27,000	33,085
Edward M. Mahoney(3)	32,051	27,000	59,051
John T. Paprocki	12,086	-0-	12,086
Robb L. Prince	10,475	27,000	37,475
Sarah P. Spiess	88,827	-0-	88,827
All Directors and Executive Officers			1,461,757

(1)
Except as otherwise indicated, each person possesses sole voting and investment power over the shares shown above.
(2)
Shares that can be purchased by exercising options which were exercisable, or can be exercised within 60 days of, the record date.
(3)
Mr. Esstman's total includes 1,000 shares owned by the Esstman Investment Ltd. partnership and of which he is a 1% owner and his children are 99% owners. Mr. Lang's share total includes 16,000 shares owned by adult children and of which he disclaims beneficial ownership. Ms. Loftus' total includes 535 shares owned by an adult child and of which she disclaims beneficial ownership. Mr. Mahoney's total includes 14,000 shares owned by him as trustee and over which he has sole voting and investment power.
(4)
Total ownership by management is 6% of the outstanding shares. Mr. Lang owns 1.7% of the total outstanding shares and Mr. Bamberger owns 2.6% of the total shares. No other executive officer or director owns more than 1% of the total outstanding shares.

Section 16(a) of the 1934 Act requires the Company's directors, and executive officers, and persons who own more than ten percent of the Common Stock of the Company, to file with the Securities and Exchange Commission ("Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of common shares of the Company. Directors, officers and greater than ten percent shareholders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 2002, all Form 3, Form 4 and Form 5 filing requirements were met.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES.

PROPOSAL NUMBER TWO

Appointment of Independent Auditors

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Deloitte & Touche LLP to examine the accounts of the Company for the fiscal year ending January 3, 2004. Management believes that neither Deloitte & Touche LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Company. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

Independent Auditors Fees

Audit-related work done for the Company by Deloitte & Touche LLP cost $103,000. This work included the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 28, 2002.

Non-audit work done for the Company by Deloitte & Touche LLP during the last fiscal year totaled $42,000. The Company paid no fees for non-audit work related to financial information systems design or implementation. The Company paid Deloitte & Touche LLP $42,000 for other non-audit services primarily related to income tax consulting and employee benefit plan and United Kingdom regulatory audit work.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company's financial reporting process. Management is responsible for the Company's financial statements and reporting process, including the Company's systems of internal controls. The Company's independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. A copy of the Audit Committee Charter, which has been adopted by the Company's Board of Directors and further describes the role of the Audit Committee in overseeing the Company's financial reporting process, is attached to this Proxy Statement as Appendix A.

In addition, the Company's code of ethics for senior financial officers, which has been adopted by the Company's Board of Directors, is attached to this Proxy Statement as Appendix B. The Company plans to develop and implement a separate code of ethics for non-financial officers in the near future.

In performing its functions, the Audit Committee:

•        Met with the Company's independent auditors, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting;

•        Reviewed and discussed with management the audited financial statements included in the Company's Annual Report, management's representations regarding the financial statements and the Company's internal controls;

•        Discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented;

•        Received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as modified and supplemented, and discussed with them matters relating to their independence; and

•        Received information from management and the independent auditors with respect to information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by the Company's independent auditors, and considered whether the provision of those services is compatible with maintaining the auditors' independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the Securities and Exchange Commission.

E.M. Mahoney, Chair
M.A. Loftus
R.L. Prince

Members of the Audit Committee

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation.

The Compensation Committee of the Board of Directors administers the Company's executive compensation program. The Compensation Committee, consisting of three non-employee directors, meets formally and consults informally during the year. A more complete description of the functions of the Compensation Committee is set forth above under the caption "Board Committees and Compensation."

Compensation Philosophy and Objectives.    The Company's executive compensation philosophy is to pay for performance. The objectives of the Company's executive compensation program are to:

•        Provide compensation that enables the Company to attract and retain key executives.

•        Reward the achievement of desired Company performance goals.

•        Align the interest of the Company's executives to shareholder return through long-term opportunities for stock ownership.

The executive compensation program provides an overall level of compensation opportunity that the Compensation Committee believes, in its judgment and experience, is competitive with other companies of comparable size and complexity. Actual compensation levels may be greater or less than compensation levels at other companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to establish executive compensation at levels that in its judgment are warranted by external or internal factors as well as an executive's individual circumstances. In arriving at what it considers appropriate levels and components of compensation, the Compensation Committee from time to time utilizes industry compensation data provided by Watson Wyatt & Company, a nationally recognized compensation-consulting firm, or other publicly available resources.

Executive Compensation Program Components.    The Company's executive compensation program consists of base salary, annual cash bonus incentives and long-term incentives in the form of stock options. The particular elements of the compensation program are discussed more fully below.

Base Salary.    Base pay levels of executives are determined by the potential impact of the individual on the Company and its performance, the skills and experience required by the position, salaries paid by other companies for comparable positions and personal and corporate development goals and the overall performance of the Company. Base salaries for executives are maintained at levels that the Compensation Committee believes, based on its own judgment and experience, are competitive with other companies of comparable size and complexity.

Annual Cash Bonus Incentives.    The Compensation Committee emphasizes annual cash bonus incentives as a means of rewarding executives for significant Company and individual performance. Prior to the beginning of each fiscal year, the Compensation Committee establishes objective performance criteria for incentive compensation for each executive officer, taking into account business conditions and profit projections for the coming year. Incentive compensation for each executive officer is based on attainment of the performance criteria so established. In general, performance criteria for each of the past three fiscal years for Mr. Lang, former CEO of the Company, Mr. LaVelle, Mr. Bamberger, Ms. Spiess and Mr. Paprocki have been based on the Company's attainment of specified pre-tax profit objectives.

The Compensation Committee believes that this incentive arrangement creates a direct relationship between the most important measure of Company performance—profit—and executive compensation.

Long-Term Incentives.    Long-term incentives are provided in the form of stock options. The Committee and the Board of Directors believe the management's ownership of a significant equity interest in the Company is a major incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Stock options, therefore, are granted at the market value of the common shares on date of grant and typically vest in installments of 25% per year beginning one year after grant. The value received by the executive from an option granted depends completely on increases in the market price of the Company's common shares over the option exercise price. Consequently, the value of the compensation is aligned directly with increases in shareholder value. Grants of stock options are made by the Compensation Committee based upon the executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals.

Deferred Compensation.    The Company maintains a non-qualified deferred compensation plan referred to as the Special Executive Retirement plan (SERP) for executives whom the Compensation Committee determines should participate in the plan. Further information about this Plan can be found in the "Other Arrangements" section herein.

Tax Deductibility Considerations.    Deductibility of compensation paid to the Company's executive officers is limited to $1 million per executive, except for certain "performance-based" compensation as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee has been advised that compensation attributable to stock options granted under plans approved by shareholders will qualify as performance-based compensation. For 2003, compensation in the form of salary and cash bonus incentives will not exceed the limit and therefore will be fully deductible, and the Committee does not anticipate that compensation in these forms for any individual executive officer will exceed the deductibility limit in the foreseeable future. The Committee will take appropriate action regarding the deductibility of executive compensation at such future time as it deems necessary.

E.M. Mahoney, Chair
W.K. Drake
R.L. Prince
 Members of the Compensation Committee

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by the Chief Executive Officer and other executive officers of the Company for the years ended December 28, 2002, December 31, 2001, the Transition Period and the year ended June 30, 2000.

Annual Compensation
						Long-Term Compensation Options(#)	All Other Compensation(3)
Name and Principal Position	Year(1)	Salary		Bonus(2)
F.W. Lang(4) Chairman & Retired Chief Executive Officer	2002 2001 Transition Period 2000		$156,500 372,400 195,000 376,000		$-0- -0- -0- -0-	-0- -0- -0- 43,869	$2,789,824 2,472 4,182 6,542
M.J. LaVelle(5) President & Chief Executive Officer	2002 2001 Transition Period 2000		$357,364 305,590 161,000 260,000		$-0- -0- -0- -0-	50,000 25,000 25,000 65,000	$1,980 1,980 990 1,980
J.D. Bamberger(6) Executive Vice President & Chief Operating Officer	2002 2001 Transition Period 2000		$328,330 332,500 200,000 291,667		$74,046 37,023 -0- 196,250	15,000 18,000 -0- 102,000	$450 450 -0- -0-
John T. Paprocki(7) Chief Financial Officer	2002 2001 Transition Period 2000		$275,818 -0- -0- -0-		$-0- -0- -0- -0-	50,000 -0- -0- -0-	$518 -0- -0- -0-
S.P. Spiess(8) Executive Vice President	2002 2001 Transition Period 2000	$ $	244,455 255,550 134,500 259,000	$ $	-0- -0- -0- -0-	5,000 13,000 -0- 21,000	$756,980 1,980 959 2,250

(1)
The Company changed its fiscal year end from June 30 to December 31 effective December 31, 2000, and, in 2002, changed its fiscal year end to the Saturday closest to December 31. In the above table, "2002" means the year ended December 28, 2002, "2001" means the year ended December 31, 2001, "Transition Period" means the six months ended December 31, 2000, and "2000" means the year ended June 30, 2000.

(2)
Represents amounts paid with respect to the fiscal years and the Transition Period shown under the incentive compensation plans described herein.

(3)
Represents life insurance premiums paid for each executive officer, except in the cases of Mr. Lang and Ms. Spiess who received lump sum retirement distributions upon their respective retirements from the Company in 2002.

(4)
Mr. Lang retired from his position as Chief Executive Officer in May 2002 but continues to serve as the Chairman of the Company's Board of Directors.

(5)
Mr. LaVelle became President and Chief Executive Officer in May 2002.

(6)
Mr. Bamberger became an executive officer of the Company in November 2000. Between April 2000 and November 2000, he was the CEO of SequoiaNET.com, which the Company acquired in April 2000, and had been for more than the five years prior. For the Transition Period and 2000, Mr. Bamberger received his base salary and bonus from SequoiaNET.com.

(7)
Mr. Paprocki joined the Company in April 2002.

(8)
Ms. Spiess retired from employment with the Company effective December 31, 2002.

Options

The following tables show certain information regarding stock options granted during fiscal 2002 to the Company's executive officers, the number of options exercised by them during the fiscal year and the number and value of options unexercised at fiscal year end.

Aggregated Option Grants in Last Fiscal Year

					Potential Realizable Value(2)
Name	Number of Options Granted(1)	% of Total Options Granted In Fiscal Year	Exercise Price	Expiration Date	5%	10%
Fred Lang	-0-	0%	$-0-	N/A	$-0-	$-0-
M.J. LaVelle	50,000	9.3%	5.01	05/01/12	12,525	25,050
J.D. Bamberger	15,000	2.8%	3.00	08/15/12	2,250	4,500
J.T. Paprocki	50,000	9.3%	1.68	10/10/12	4,200	8,400
S.P. Spiess	5,000	..9%	3.00	08/15/12	750	1,500

(1)
All options were granted at an exercise price equal to the fair market value on the date of grant. The grants provide that the options are not exercisable during the first year after the grant, and thereafter become exercisable at the rate of 25% per year for each of the next four years.

(2)
The dollar amounts under these columns are the result of calculations at 5% and 10% rates required by rules of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the stock price.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Value

			Unexercised Shares		Value of Unexercised In-The-Money Shares
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
F.W. Lang	-0-	$-0-	-0-	-0-	$-0-	$-0-
M.J. LaVelle	-0-	-0-	83,674	109,000	-0-	-0-
J.D. Bamberger	-0-	-0-	55,500	79,500	-0-	-0-
J.T. Paprocki	-0-	-0-	-0-	50,000	-0-	15,000
S.P. Spiess	-0-	-0-	-0-	-0-	-0-	-0-

GRAND TOTAL:	-0-	$-0-	139,174	238,500	$-0-	$15,000

Other Arrangements

Employment Contracts.    Agreements with the Company's executive officers provide that, following a change in control, the Company will (i) continue their employment for 36 months without reduction in compensation (base salary or incentive) or benefits or (ii) provide them with a severance payment should their employment be terminated during the 36 months. The amount of the severance payment would be three times annualized compensation. Mr. Bamberger's employment contract, signed in conjunction with the April 2000 acquisition of SequoiaNET.com, provides for a specific term with an expiration date of April 23, 2004.

Senior Executive Retirement Plan.    The Company's executive officers are eligible for retirement benefits under an executive retirement plan which provides for a lump sum or an annual payment at normal retirement age equal to a percentage of average cash compensation for the highest five years of the last ten years of employment. The percentages are 60% for Mr. Lang (subject to a cap of $300,000 per year), 45% for Mr. LaVelle, 45% for Mr. Bamberger, 45% for Ms. Spiess, and 30% for Mr. Paprocki. Benefits for Messrs. LaVelle, Bamberger and Paprocki are further limited by a vesting schedule which provides for full vesting after twenty years of employment with the Company. Annual benefits are payable for fifteen years in the case of retirement after age 65. Estimated annual benefits payable to Mr. LaVelle, Mr. Bamberger and Mr. Paprocki under these plans following retirement at age 65 are $118,092, $17,100 and $32,556, respectively. Mr. Lang and Ms. Spiess have retired from the Company. A trust agreement has been entered into with Wells Fargo Bank Minnesota, N.A., as trustee, under which the trustee is to hold the assets required to fund the plans for executive officers and make the required distributions.

Stock Performance Graph

The following graph compares the Company's five-year cumulative total return over the period beginning January 1, 1998 and ending December 31, 2002 as compared to the NASDAQ Index, the S&P 500 Index, and a peer group index selected by the Company. The total shareholder return assumes $100 invested at the beginning of the period in Analysts International Common Stock and in each of the foregoing indices. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2002

ASSUMES INITIAL INVESTMENT OF $100
*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
NOTE: TOTAL RETURNS BASED ON MARKET CAPITALIZATION

The peer group index reflects the stock performance of the following publicly traded companies in the Company's industry: American Management Systems, Ciber, Inc., Computer Horizons, Computer Sciences Corporation, Computer Task Group and Keane, Inc.

OTHER INFORMATION

Other Business

The two proposals that have been properly submitted for action by shareholders at the Annual Meeting are as listed in the Notice of Annual Meeting of Shareholders. Management is not aware of any other items of business which will be presented for shareholder action at the Annual Meeting. Should any other matters properly come before the meeting for action by shareholders, the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

Voting at the Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the shareholders through their proxies, Internet voting or telephone voting. As of the record date, there were 24,199,307 shares of common stock outstanding and entitled to be voted. Each share is entitled to one vote. Cumulative voting is not permitted.

Proxy cards that are signed by shareholders but lack any such specification will be voted in favor of the proposals as set forth herein. A shareholder giving a proxy may revoke it at any time before it is exercised by (a) delivering to the Secretary of the Company, at or prior to the meeting, a later dated duly executed proxy relating to the same shares, or (b) delivering to the Secretary of the Company, at or prior to the meeting, a written notice of revocation bearing a later date than the proxy. Any written notice or proxy revoking a proxy should be sent to Analysts International Corporation, 3601 West 76th Street, Edina, Minnesota 55435, Attention: Colleen M. Davenport, Secretary.

Alternatively, in lieu of returning signed proxy cards, shareholders of record can vote their shares over the Internet or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for shareholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The proxy card covers the number of shares to be voted, including any shares held for those who own shares of common stock through the Analysts International Savings and Investment Plan.

The enclosed proxy card also serves as a voting instruction to the Trustee of the Analysts International Savings and Investment Plan for shares held in the Plan as of the record date, provided that instructions are furnished over the Internet or by telephone by May 27, 2003, or that the card is signed, returned, and received by the Trustee no later than May 23, 2003. If instructions are not received over the Internet or by telephone by May 27, 2003, or if the signed proxy card is not returned and received by May 23, 2003, the shares in the Plan will be voted by the Trustee in proportion to the shares for which the Trustee receives timely voting instructions.

Directors will be elected by a favorable vote of a plurality of the common shares cast with respect to the election of directors. The affirmative vote of a majority of the common shares voting at the meeting is required for the ratification of the appointment of auditors.

All shares voted by proxy, including abstentions, will be counted in determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not affect the two proposals to be acted upon at the meeting.

Principal Shareholders

The table below sets forth certain information as to each person or entity known to the Company to be the beneficial owner of more than 5% of the Company's common stock:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Liberty Wanger Asset Management, L.P WAM Acquisition GP, Inc. Liberty Acorn Trust 227 West Monroe Street Suite 3000 Chicago, IL 60606	2,813,200 (1)	11.6%
Royce & Associates, Inc. 1414 Avenue of the Americas New York, NY 10019	2,764,800 (2)	11.4%
Richard Born 1535 Bohns Point Road Orono, MN 55391	1,313,400 (3)	5.4%
(1)
As reported in their Schedule 13G dated February 12, 2003, Liberty Wanger Asset Management L.P. and WAM Acquisition GP, Inc. ("WAM" and "WAM GP", respectively) have shared voting power over 2,813,200 shares and shared dispositive power over 2,813,200 shares. These securities are owned by various individual and/or institutional investors which WAM serves as an investment advisor with power to direct investments and/or shared power to vote the securities. WAM GP serves as WAM's general partner with shared voting and shared dispositive power over the securities. Liberty Acorn Trust, an investment company, has shared voting power and shared dispositive power over 2,556,600 of the 2,813,200 shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, WAM, WAM GP, and Liberty Acorn Trust are deemed to be beneficial owners of such securities; however, WAM, WAM GP and Liberty Acorn Trust expressly disclaim that they are, in fact, the beneficial owners of such securities.
(2)
As reported in its Schedule 13G dated January 31, 2003, Royce and Associates, Inc. has sole voting power over 2,764,800 shares and sole dispositive power over 2,764,800 shares. These securities are owned by various individual and institutional investors which Royce and Associates, Inc. serves as investment advisors with power to direct investments and/or shared power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Royce Associates, Inc. is deemed to be beneficial owner of such securities; however, Royce and Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
As reported in his Schedule 13G dated June 6, 2000, Mr. Born has sole voting power over 1,313,400 shares.

Solicitation of Proxies

Solicitation will be conducted primarily by mail, and, in addition, directors, officers and employees of the Company may solicit proxies personally, by telephone or by mail at no additional compensation to them. The Company will reimburse brokerage houses and other custodians for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock. The Company has retained D. F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist with solicitation of proxies from brokerage houses and other custodians who are record holders of shares owned beneficially by others, the estimated cost of which is $5,000 plus out-of-pocket expenses.

2004 Shareholder Proposals

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2004 annual meeting of shareholders must be received by the Company by December 18, 2003, to be considered for inclusion in the Company's proxy statement and related proxy for the 2004 annual meeting.

Also, if a shareholder proposal intended to be presented at the 2004 annual meeting but not included in the Company's proxy statement and proxy is received by the Company after March 2, 2004, then management named in the Company's proxy form for the 2004 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy material.

By Order of the Board of Directors

Colleen M. Davenport Secretary

Whether or not you plan to attend the meeting, please fill in, date and sign the enclosed proxy exactly as your name appears thereon and mail it promptly in the enclosed envelope.

APPENDIX A—AUDIT COMMITEE CHARTER

Audit Committee Charter of Analysts International

Committee Purpose and Charter

The Board of Directors ("Board") is the ultimate corporate governance body of Analysts International ("Company"). As such, the Board is charged with overseeing all material aspects of the management of the Company's operations. To assist the Board in performing its oversight role, and to help the Board meet its fiduciary duties to the shareholders of the Company, the Board has created an audit committee ("Committee"). For its part, the Committee is charged with oversight of the Company's internal control systems, its external and internal audit process, and its external and internal financial reporting process. This audit committee charter is intended to set forth the roles, responsibilities, authority, and procedures of the Committee as required by Nasdaq and the SEC. Nothing in this charter shall in any way change the responsibility of any committee member or any non-member director, such responsibilities being defined by Minnesota law and by the Company's Articles of Incorporation and Bylaws. Minnesota law and the Company's Articles of Incorporation and Bylaws shall likewise govern committee appointments and action.

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. The Committee's oversight role will culminate with participation in the annual preparation of the Company's audited financial statements, which the Committee will recommend to the Board as provided herein.

Committee Membership Requirements

The Committee shall consist of at least three (3) independent directors who meet the financial literacy requirements of Nasdaq and the SEC. "Independent director" means a person other than an individual having a relationship which, in the opinion of the Company's Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Structure

A Committee member shall be appointed by the Board, in accordance with the preceding requirements and shall serve as long as he or she remains a Company director, but the Board may remove Committee members at any time by Board action.

One member of the Committee shall be appointed annually to act as chairperson. The chairperson shall assist with creating the agenda for Committee meetings. The chairperson shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO (or equivalent personnel), the Company's Legal Department, the lead external audit partner and the Company's director of internal audit function or equivalent personnel.

The Board shall make an initial determination, and as deemed necessary thereafter, as to whether any member of the Committee (preferably excluding the Committee chairperson) qualifies as an "audit committee financial expert" as that term is defined in the statute and applicable regulations.

The Committee shall meet at least two times annually. Additional meetings shall be scheduled as considered necessary by the Committee chairperson. Minutes of all meetings shall be recorded and maintained by the Committee.

The Committee shall have separate private meetings with the external auditors, management, CFO and the internal staff responsible for the internal audit function at least twice per year and as further outlined below. The external auditors and internal staff responsible for the internal audit function shall report directly to the Committee as necessary.

Quorum

A majority of the appointed Committee members shall constitute a quorum and shall be able to conduct the Committee's business.

Committee Expectations and Information Needs

The Committee shall communicate, as necessary, Committee expectations regarding the nature, timing, and extent of Committee information needs to management, Company personnel responsible for the internal audit function, and external parties including external auditors. Management and external auditors will provide such materials on a timely basis prior to scheduled meetings.

Responsibilities

In accordance with the Committee's purpose, it shall have the following duties and responsibilities:

1.
The Committee shall select, or nominate for selection by the Board and/or shareholders, the Company's external auditors. Pursuant to the Committee policy adopted October 10, 2002, the Committee will review such policy with Management on an annual basis to determine permitted services to be obtained through the external auditor, if any. The Committee shall pre-approve such proposed services and, if any, non-audit services to be performed by the external audit firm throughout the year.

2.
The Committee shall receive annually a formal written statement from the external auditors consistent with Independence Standards Board Standard 1. Additionally, the Committee shall discuss with the external auditor any relationships or services that may affect the external auditor's objectivity or independence. If the Committee is not satisfied with the external auditor's assurances of independence, it shall take or recommend to the Board appropriate action to ensure the independence of the external auditor.

3.
The Committee shall meet twice per year with the external auditors, without management or others present, in order to assess the performance and ethical disposition of the financial and accounting management and the effectiveness and independence of those who perform the internal audit function, as applicable.

4.
The Committee shall review annually, with or without management consultation, the performance of the external auditors.

5.
The Committee shall consider annually the scope of the annual audit, staffing of the annual audit and the accounting fees for the annual audit to ensure that the economics support the scope and staffing of the annual audit.

6.
The Committee shall oversee the relationship with the external auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

7.
The Committee shall review and discuss with management and the external auditors the audited financial statements. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the nature and quality of the Company's critical accounting principles and practices as applied in its financial reporting. These discussions shall include a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), alternative treatments of financial information within GAAP (including their ramifications and the methods preferred by the external auditors) and other such inquiries as the Committee or the external auditors shall deem appropriate. Based on such review the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

8.
The Committee shall oversee internal audit activities, including discussing with management, and Company personnel responsible for the internal audit function, the organization, objectivity, responsibilities, plans, results, budget and staffing for the function. The Committee also shall discuss with management, Company personnel responsible for internal audit function and external auditors the quality and adequacy of and compliance with the Company's internal controls, as well as the discovery of any individually material gaps and/or failures in the Company's internal control procedures.

9.
The Committee shall discuss with a representative of management and the external auditors: (i) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, (ii) the earnings announcement prior to its release (if practicable), and (iii) the results of the review of such information by the external auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

10.
The Committee shall inquire of management and the external auditors to ascertain whether there were any significant financial reporting issues that arose during the accounting period and if so how they were resolved.

11.
The Committee shall review any material communication between management and the external auditors, including management letters given to the external auditors and schedules of unadjusted differences. The Committee shall inquire whether the external auditors encountered any difficulties in obtaining the letter or any specific representations therein.

12.
The Committee shall discuss with management, in-house counsel and the external auditors: i) the substance of any significant legal issues raised by in-house and outside legal counsel concerning litigation, contingencies, claims, or assessments and understand how such matters are reflected in the Company's financial statements; and ii) any material reports or inquiries from regulatory or governmental agencies.

13.
The Committee shall issue an annual report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

14.
The Committee shall assess and report to the Board on its compliance with this charter on an annual basis. The Board shall consider pertinent Committee reports to the Board to determine if changes to the Committee membership (e.g., composition and member number) are appropriate.

15.
The Committee shall recommend to the Board any necessary changes to this charter on an annual basis.

16.
The Committee shall conduct an appropriate review of all proposed related-party transactions in order to ensure that such transactions are compliant with applicable law and regulations and on terms materially similar to those that could be obtained in arms-length transactions with independent third parties or are otherwise fair to and in the best interests of the Company. The Committee shall maintain documentation of each such review and the Committee's recommendation to the Board regarding whether the Board would approve or disapprove of the relevant related party transaction.

17.
The Committee shall prohibit cross hiring of any individual as the Company's CEO, CFO or controller who was employed by the external auditor firm and who participated in the Company's audit within the twelve (12) months prior to such proposed hiring.

Authority

The Committee has authority to:

1.
Conduct such studies, analyses, and evaluations necessary to perform the duties and fulfill the responsibilities assigned to it by the Board.

2.
Have full and independent access to Company personnel concerning Company financial information, policies and practices.

3.
Have full and independent access to Company financial and other information.

4.
Seek and retain such outside assistance (including engagement of independent counsel, consultants, accountants and other advisers) as it determines necessary to fulfill its responsibilities. To the extent the Committee determines to expend in excess of $10,000 during any fiscal year on such consulting assistance, it shall seek approval from the Board of such excess expenditures.

5.
Take or cause to be taken all necessary action in order to implement and carry out its responsibilities pursuant to this charter.

APPENDIX B—CODE OF ETHICS

Code Of Ethics for Senior Financial Executives
Analysts International Corporation

Preface:

As a result of recent legislation, the Audit Committee of the Board of Directors adopted the following code of professional ethics by which the Senior Financial Executives of the Company are monitored and evaluated.

Financial executives hold an important and elevated role in the governance of our Company. They are vested with the responsibility and authority to protect, balance and preserve the interests of all enterprise stakeholders, including shareholders, clients, employees, suppliers and citizens of communities in which our business is conducted.

Senior Financial Executives fulfill this responsibility by prescribing and enforcing the policies and procedures of the business in the operation of its financial organization.

For purposes of this code of ethics, Senior Financial Executives shall be defined as including the following positions:

  Chief Financial Officer, Controller, Treasurer, Assistant Treasurer, Director of Treasury Operations, Assistant Controllers, Director of Internal Audit, and Director of Financial Analysis

In order to complete this mission, Senior Financial Executives must adhere to the following standards:

Honest and Ethical Conduct:

Our Senior Financial Executives will demonstrate and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

  •
  Encourage and reward professional integrity in all aspects of the financial organization, eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

  •
  Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for any member of the financial organization, including Senior Financial Executives.

  •
  Provide a mechanism for members of the finance organization to inform the Company's Senior Management of deviations from policies and procedures governing honest and ethical behavior.

  •
  Demonstrate their personal support for such policies and procedures through the periodic communication these standards throughout the finance organization and reinforcement of these ethical standards.

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Financial Records and Periodic Reports:

Our Senior Financial Executives establish and manage the enterprise transaction and reporting systems and their respective procedures in an effort to ensure that:

  •
  Business transactions are properly authorized and completely and accurately recorded to the Company's books of record. This requires compliance with Generally Accepted Accounting Principles (GAAP), consistently applied, current Securities and Exchange Commission regulations and pronouncements and the established financial policy of the Company.

  •
  Retention and proper disposal of Company records in accordance with established enterprise financial policies and applicable legal and regulatory requirements.

  •
  Good faith efforts to issue periodic financial communications and reports delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

Compliance with Applicable Laws, Rules, and Regulations:

Our Senior Financial Executives must establish and maintain mechanisms that:

  •
  Continually educate the members of the financial organization about any applicable federal, state or local statute, regulation or administrative procedure that affects the operation of the financial organization or enterprise generally.

  •
  Monitor the compliance of the financial organization with any federal, state or local statue, regulation or administrative ruling.

  •
  Identify, report, and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation

This code of ethics is mandatory for all Senior Financial Executives of the Company and has been adopted by authorization of the Audit Committee of the Board of Directors effective February 24, 2002.

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QuickLinks

TABLE OF CONTENTS
PROPOSAL NUMBER ONE Election of Directors for a Term of One Year
PROPOSAL NUMBER TWO Appointment of Independent Auditors
EXECUTIVE COMPENSATION
Summary Compensation Table
Aggregated Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value
OTHER INFORMATION
APPENDIX A—AUDIT COMMITEE CHARTER
Audit Committee Charter of Analysts International
APPENDIX B—CODE OF ETHICS
Code Of Ethics for Senior Financial Executives Analysts International Corporation